Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SYROS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	74,255,612(1)	—	$49,940,000(2)	$0.0000927	$4,629.44

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$49,940,000(2)	—	$4,629.44

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,629.44

(1)

Represents the estimated maximum number of shares of common stock, par value $0.001, of the registrant Syros Pharmaceuticals, Inc., a Delaware corporation, or Syros, to be issued upon completion of the merger and the financing as described herein, and based on the product of (a) 172,206,894 shares of common stock, $0.0001 par value per share of Tyme Technologies, Inc., a Delaware corporation, or Tyme, outstanding as of July 5, 2022, multiplied by (b) an assumed exchange ratio of 0.4312 shares of Syros common stock for each outstanding share of Tyme common stock. Such exchange ratio is only an estimate as the actual exchange ratio will be determined in connection with the closing of the merger. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of Tyme common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $0.29, the average of the high and low prices per share of Tyme common stock on July 13, 2022, as quoted on The Nasdaq Stock Market and (b) 172,206,894, the estimated maximum number of shares of Tyme common stock that may be cancelled in exchange for the shares of Syros common stock being registered.